Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Amneal Pharmaceuticals, Inc. of our report dated April 17, 2020, on the financial statements of AvKare, Inc., which is included in the Current Report Amendment No. 1 on Form 8-K/A filed by Amneal Pharmaceuticals, Inc. on April 17, 2020.

/s/ Crowe LLP

Franklin, Tennessee

August 17, 2020